Exhibit 99.1

MARPAI ANNOUNCES Second Tranche of non-dilutive
Growth Funding with UP TO $5 million from JGB

Tampa, January 6, 2025, Marpai, Inc. (“Marpai” or the “Company”) (OTCQX: MRAI), a technology platform company, which operates as a national Third-Party Administrator (TPA) through its subsidiaries and is transforming the $22 billion TPA market by offering affordable, intelligent, healthcare solutions to self-funded employer health plans, today announced the funding of an additional $5,000,000 from JGB Collateral LLC, a Delaware limited liability company (“JGB”).The company intends to use the net proceeds from the offering for growth initiatives and general working capital.

As previously announced on April 16, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with each of the purchasers that are parties thereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”) and JGB, as collateral agent for the Purchasers, pursuant to which the Company agreed to sell to the Purchasers Senior Secured Convertible Debentures (the “Debentures”) in the aggregate principal amount of $11,830,000, for a total purchase price of $11,000,000 (the “Original Investment”).

On December 30, 2024, the Company, the Purchasers and JGB entered into amendments to the Purchase Agreement (the “Amendment Agreement”) and the Debentures (each, a “Debenture Amendment” and collectively, the “Debenture Amendments”), with the Purchasers, the Agent and the other parties party thereto, as applicable, in order to, among other things, sell Debentures up to an additional aggregate principal amount of $5,376,000, for a total purchase price of $5,000,000 (the “Additional Investment”). Pursuant to the terms of the Amendment Agreement and the Debenture Amendments, $2,000,000 of the Additional Investment was delivered to the Company at closing, and the remaining $3,000,000 of the Additional Investment is being held in escrow pending satisfaction of certain terms and conditions specified in the Amendment Agreement and the Debenture Amendments.

The conversion feature of the Debentures applicable to the Original Investment does not apply to the Debentures issued in connection with the Additional Investment. The Amendment Agreement and the Debenture Amendments contain customary representations, warranties and covenants, as applicable.

ThinkEquity LLC served as an advisor to the Company on this financing.

“We are very pleased to continue our relationship with JGB. The proceeds from the sale will be used to fund several of our ongoing growth initiatives and support a strong working capital footprint,” said Damien Lamendola, Chief Executive Officer of Marpai.

About Marpai, Inc.

Marpai, Inc. (OTCQX: MRAI) is a technology platform company which operates subsidiaries that provide TPA and value-oriented health plan services to employers that directly pay for employee health benefits. Primarily competing in the $22 billion TPA sector serving self-funded employer health plans representing over $1 trillion in annual claims. Through its Marpai Saves initiative, the Company works to deliver the healthiest member population for the health plan budget. Operating nationwide, Marpai offers access to leading provider networks including Aetna and Cigna and all TPA services. For more information, visit www.marpaihealth.com , the content of which is not incorporated by reference into this press release. Investors are invited to visit https://www.ir.marpaihealth.com.

Investor Relations contact: Steve Johnson steve.johnson@marpaihealth.com

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “can,” “could”, “will”, “potential”, “should,” “goal” and variations of these words or similar expressions. For example, the Company is using forward looking statements when it discusses the potential proceeds from the sale of the Debentures, the intended use of proceeds and that the remaining $3,000,000 of the Additional Investment which is being held in escrow will be released upon satisfaction of certain terms and conditions specified in the Amendment Agreement and the Debenture Amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai’s current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai’s filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov.

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